Exhibit 11

SIDLEY AUSTIN LLP	BEIJING	LOS ANGELES
787 SEVENTH AVENUE	BRUSSELS	NEW YORK
NEW YORK, NY 10019	CHICAGO	SAN FRANCISCO
(212) 839 5300	DALLAS	SHANGHAI
(212) 839 5599 FAX	FRANKFURT	SINGAPORE
	GENEVA	SYDNEY
	HONG KONG	TOKYO
	LONDON	WASHINGTON, D.C.

FOUNDED 1866

November ___, 2007

Sentinel Group Funds, Inc.
One National Life Drive
Montpelier, Vermont 05604

Ladies and Gentlemen:

                                We have acted as counsel for Sentinel Group Funds, Inc. (the “Corporation”) in connection with the proposed (i) transfer of all of the assets of the Citizens Balanced, Citizens Core Growth, Citizens Emerging Growth, Citizens Global Equity, Citizens Income, Citizens Money Market, Citizens Small Cap Core Growth and Citizens Value Funds, each a series of Citizens Funds, (the “Trust”) (each a “Reorganizing Fund”), in exchange solely for shares of the Sentinel Balanced, Sentinel Government Securities, Sentinel International Equity, Sentinel Responsible Investing (SRI) Core Opportunities, Sentinel Responsible Investing (SRI) Emerging Companies and Sentinel U.S. Treasury Money Market Funds, each of which is or will be a series of the Corporation (collectively the “Surviving Funds” and individually a “Surviving Fund”); and (ii) distribution of the Surviving Fund shares to the shareholders of the corresponding Reorganizing Fund in complete liquidation of the Reorganizing Fund (collectively, the “Reorganization”). This opinion is furnished in connection with the Corporation’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to shares of common stock, par value $0.01 per share, of each Surviving Fund (the “Shares”) to be issued in the Reorganization.

                                As counsel for the Corporation in connection with the Reorganization, we are familiar with the proceedings taken by the Corporation and to be taken by the Corporation in connection with the authorization and issuance of the Shares. In addition, we have examined and are familiar with the Charter and By-laws of the Corporation, each as amended and restated as of the date hereof, and such other documents as we have deemed relevant to the matters referred to in this opinion.

                                Based upon the foregoing, we are of the opinion that subsequent to (i) the approval by shareholders of each Reorganizing Fund of the Agreement and Plan of Reorganization between the Corporation and the Trust (the “Agreement and Plan”), as set forth in the combined Proxy Statement/Prospectus constituting a part of the Registration Statement, and (ii) the filing of Articles Supplementary to the Charter of the

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

November ___, 2007

Corporation creating the Sentinel Responsible Investing (SRI) Core Opportunities and Sentinel Responsible Investing (SRI) Emerging Companies Funds as series of the Corporation, the Shares, upon issuance in the manner referred to in the Agreement and Plan, against payment of the consideration set forth in the Agreement and Plan, will be legally issued, fully paid, and non-assessable shares of common stock of the Corporation.

                                We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement.

Very truly yours,

/s/ Sidley Austin LLP